Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of January 1, 2023 (“Effective Date”), by and between STAAR Surgical Company, a Delaware corporation on behalf of itself and any and all affiliated entities (together, the “Company”) and Thomas G. Frinzi (“Executive”).

RECITALS

A.	The Company is a leading developer, manufacturer and marketer of implantable lenses for the eye and delivery systems related thereto (the “Business”).
B.	The Company wishes to employ Executive to serve as its Chief Executive Officer.
C.	Executive wishes to be employed by the Company and to serve in such capacity under the terms and conditions in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.Position and Duties.

(a)During the term of this Agreement, Executive will be employed by the Company to serve as Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (“Board”).  As Chief Executive Officer, Executive will, subject to the supervision and direction of the Board, be responsible for: (i) implementing goals, operating plans, policies and objectives for the Company; (ii) performing the duties and responsibilities customarily expected to be performed by a Chief Executive Officer; and (iii) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Board from time-to-time.

(b)The location of Executive’s employment will be the Company’s headquarters offices, but Executive from time to time may be required to travel to other geographic locations in connection with the performance of his duties. Executive shall be permitted to work remotely Monday and Friday of each work week.

2.Standards of Performance.  Executive will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement. Executive will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would interfere with the full performance of his duties hereunder. Notwithstanding the foregoing, Executive is permitted to spend reasonable amounts of time to manage his personal financial and legal affairs and, with the Company’s consent which will not be unreasonably withheld, to serve on civic, charitable, not-for-profit, industry or corporate boards or advisory committees, provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder.  .In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

3.Term.  Executive will be employed for no specific term and until terminated pursuant to the terms of this Agreement.  The Company and Executive shall each have a right to terminate this Agreement as provided in Section 5, below.

4.Compensation, Benefits and Policies.

(a)Base Salary.  As an annual base salary (“Base Salary”) for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross amount of eight hundred and twenty thousand dollars ($820,000) calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time.  The Base Salary is subject to periodic review and adjustment not less frequently than annually within the first three (3) months after the end of each fiscal year, in the sole discretion of the Board.

(b)Performance Bonus.  During Executive’s employment under this Agreement, Executive will be eligible for a performance bonus, subject to the terms and conditions of the bonus plan applicable to senior executives of the Company, if any, established by the Board.  The target amount of the annual bonus is one hundred and five percent (105%) of Executive’s annual Base Salary.  However, payment of the bonus will be conditioned on the Company’s achievement of financial objectives established by the Board and individual performance objectives to be established annually by the Board, and the bonus may be zero. For the avoidance of doubt, the performance bonus will be payable only if financial and performance objectives established by the Board are achieved.  To encourage continued tenure with the Company, Executive must be employed by the Company as of the payment date to be eligible for a performance bonus for the year to which the bonus relates.  Performance bonuses will be paid out according to the terms of the applicable bonus plan, if any, but in no event later than the end of the first quarter of the year that immediately follows the fiscal year to which the bonus relates.

(c)Long Term Incentive Compensation.  Executive will be eligible to participate in the long term incentive plans applicable to senior executives of the Company as may be established by the Board from time to time, commencing with the 2024 equity grant cycle to management, subject to the terms and conditions of any such plans.  The incentive may vary from year to year, and may consist of restricted stock grants, stock options or other forms of incentive, or a combination of more than one type of incentive.  Subject to full execution of this Agreement, Executive will receive an option to purchase shares with a value of four and a half million dollars ($4,500,000) and also restricted stock options (RSUs) with a value of four and a half million dollars ($4,500,000) of STAAR Surgical Company’s common stock.  The grant will be effective and priced on January 2, 2023, provided that is Executive’s first day of employment and this Agreement is fully executed. The options will vest in increments of one third on the first year anniversary, and 1/24 on a monthly basis thereafter.  All of these options shall have a ten year term after vesting.  In addition, the Executive will have twelve (12) months to exercise all of his vested stock options after termination of service with the Company, unless terminated by the Company with cause. The RSUs will vest in increments of one third on the first year anniversary, one third on the second year anniversary, and one third on the third year anniversary.

(d)Paid Time Off and Benefits. Executive is entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee pension and welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan.  The Company may, in its sole discretion and from time-to-time, establish additional senior management benefit plans as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law, provided that no such modification or elimination shall result in reducing or eliminating any benefits in which Executive’s right has vested.

(e)Reimbursement of Business Expenses.  The Company will promptly reimburse to Executive his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Agreement, and in accordance with the policies and procedures established by the Company.  If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense in accordance with the Company’s policy

(f)Sarbanes-Oxley Act Loan Prohibition.  To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive.  If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

5.Termination of Employment.

(a)By Company Without Cause.  The Company may terminate Executive's employment without Cause (as defined in this Agreement) at any time and without prior notice, written or otherwise.  In the event the Company terminates Executive's employment for other than Cause, Incapacity (as defined in this Agreement) or death, and subject to the other provisions of this Agreement, Executive will be entitled to:

(i)continued coverage under the Company’s insurance benefit plans through the termination date and such other benefits to which he may be entitled pursuant to the Company’s benefit plans (other than any severance plan);

(ii)payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and

(iii)reimbursement of expenses incurred on or before the termination date in accordance with Section 4(e), above; plus

(iv)payment of the equivalent of the Base Salary he would have earned over the next eighteen (18) months following the termination date (less necessary withholdings and authorized deductions) at his then current Base Salary rate (the “Severance Payment”), payable in equal monthly installments over the eighteen (18) months following the termination date (the “Severance Period”), subject to Section 16, below; and

(v)at Executive’s option, reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for 18 (18) months.

The payments and benefits set forth in Sections 5(a)(i)-(iii) shall be referred to as the “Accrued Benefits”, and the payments and benefits set forth in Sections 5(a)(iv)-(v) shall be referred to as the “Severance Benefits”.  Executive shall not receive the Severance Benefits unless Executive executes the separation agreement and general release attached as Exhibit A, and the same becomes effective pursuant to its terms.  In addition, if Executive accepts other full time employment within the Severance Period, the Company’s obligation under Section 5(a)(v) above will be extinguished as of the date Executive becomes covered under the group health plan of Executive’s new employer.

(b)By Company With Cause.  The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause.  As used in this Agreement, “Cause” shall mean any of the following conduct by Executive:  (i) material breach of this Agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his position, or the failure to follow the reasonable and lawful instructions of the Board; (iii) dishonesty, self-dealing, fraud, misrepresentation, gross negligence or serious misconduct; or (iv) conviction of or plea of guilty or nolo contendere to any felony crime.  Termination pursuant to Section 5(b)(ii) shall be effective only if such failure continues after Executive has been given written notice thereof and fifteen (15) business days thereafter in which to present his position to the Board or to cure the same, unless the Board reasonably determines that the reason(s) for termination are not capable of being cured.  In the event of termination for Cause, Executive will be entitled only to the Accrued Benefits through the termination date, which will be the date on which the notice is given.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

(c)Incapacity or Death.

(i)“Incapacity” means that Executive is (A) unable to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees, or (C) determined to be totally disabled by the Social Security Administration, as interpreted by the Company in its discretion, or (D) deemed to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of "disability" applied under such disability insurance program complies with the requirements of this subsection, as determined by the Company in its discretion.  A determination of Incapacity shall not be arbitrary or unreasonable and the Company, in making such determination, shall take into consideration the opinion of Executive's personal physician, if reasonably available, and any other physician deemed appropriate by the Company, but such determination by the Company shall be final and binding on the parties hereto.  The Company will provide all applicable legally-required leaves to Executive, which shall be provided on an unpaid basis unless pay is otherwise required under applicable law.  This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers' compensation, reasonable accommodation of disability, and family and medical leave laws.  The Company has the right to terminate Executive’s employment for Incapacity on fifteen (15) days’ written notice.  In the event of termination for Incapacity, Executive will be entitled to receive the Accrued Benefits.

(ii)Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive.  If Executive dies while actively employed pursuant to this Agreement, the Company will pay the Accrued Benefits to his estate or designated beneficiaries within sixty (60) days.

(d)Resignation for Good Reason.  Executive may resign and terminate this Agreement for Good Reason (as defined below) by giving written notice of resignation to the Company.  As used in this Agreement, “Good Reason” shall mean any one of the following:  (i) a material reduction in Executive’s Base Salary and/or a material failure to provide the benefits required in Section 4, (ii) any action or inaction that constitutes a material breach by the Company of this Agreement; (iii) a material diminution in Executive’s authority, duties or responsibilities such that they are materially inconsistent with his position as Chief Executive Officer of the Company; and (iv) relocation of the Company’s headquarters to a location that materially increases Executive’s commute.  Resignation for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Executive has given the Company written notice (pursuant to Section 11 below) within thirty (30) days of the initial occurrence of any of the above-specified events or conditions constituting the Good Reason and has requested a specific reasonable cure, (B) the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive (the “Cure Period”), and (C) Executive provides written notice of a resignation date that is after the expiration of the Cure Period but no more than ninety (90) days after the initial occurrence of the event giving rise to the resignation for Good Reason.  In the event of a resignation for Good Reason, Executive will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions set forth in the final paragraph of Section 5(a), specifically including, but not limited to, the signing of the severance agreement and general release document, attached hereto as Exhibit A except that any Severance Payment shall in no event be less than the Executive Base Salary set forth in paragraph 4 (a) above.

(e)Resignation or Termination Following a Change in Control.  Executive may resign and terminate this Agreement following a Change in Control (as defined below) if the successor to the Company fails to offer or maintain Executive in the position of Chief Executive Officer of the successor company reporting to the Board of the successor to the Company, with compensation and benefits substantially similar to those enjoyed by Executive immediately preceding the Change in Control for a period of eighteen (18) months following the Change in Control.  Resignation following a Change in Control shall not be effective unless all of the following conditions are satisfied: (A) Executive has given the Company written notice (pursuant to Section 11 below) within thirty (30) days of the change in position and/or compensation and benefits and has requested a specific reasonable cure, (B) the Company has failed to restore Executive’s position and/or compensation and benefits within thirty (30) days of receiving written notice from Executive, and (C) Executive provides written notice of a resignation date that is after the time for the Company to restore Executive’s position and/or compensation and benefits has expired, but no more than ninety (90) days after the change in position and/or compensation and benefits.  In the event of Executive’s resignation following a Change in Control in accordance with this subsection, or if the Company terminates Executive without Cause within twelve (12) months after a Change in Control, subject to the same conditions set forth in the final paragraph of Section 5(a), specifically including, but not limited to, the signing of the severance agreement and general release document, attached hereto as Exhibit A, Executive will be entitled to the Accrued Benefits and the Severance Benefits, plus an amount equal to his bonus, if any, for the year prior to his resignation or termination and an amount equal to his target bonus for the year in which his resignation or termination occurs. In no event will any Severance Payment be less than the Executive Base Salary set forth in paragraph 4 (a) above. In such event, STAAR agrees that all stock options, restricted stock and other incentive compensation awards of the Executive that are outstanding at the time of such termination and that have not previously become exercisable, payable or free from restrictions shall immediately become exercisable, payable or free from restrictions, as the case may be, in their entirety, and that, the exercise period of any stock option shall continue for the length of the exercise period specified in the grant of the award determined without regard to the Executive’s termination of employment (collectively, the “Change in Control Benefits”).

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i)any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “1934 Act”), but excluding Broadwood Partners, L.P. or a group of which it is a member, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

(ii)as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

(iii)the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company;

(iv)acquisition in a single or series of related transactions, including without limitation a tender offer or exchange offer, by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or

(v)any other event that a majority of the incumbent Board in its sole discretion determines to be a Change in Control.

Notwithstanding the foregoing, the formation of a holding company for the Company in which the stockholdings of the holding company after its formation are substantially the same as for the Company prior to the holding company formation does not constitute a Change in Control for purposes of this Agreement.

(f)Voluntary Resignation without Good Reason.  Executive may terminate this Agreement without Good Reason effective on sixty (60) day’s written notice, unless the Company in its sole discretion accepts the resignation earlier.  In the event that Executive resigns without Good Reason as defined above in Section 5(d), Executive will be entitled only to the Accrued Benefits through the termination date.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payments of any kind.

6.Proprietary Information Obligations.

(a)Proprietary Information and Confidentiality.  Both before and during the term of Executive’s employment, Executive will have access to and become acquainted with certain confidential and/or proprietary information regarding the Company and its Business, including, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright):  trade secrets; inventions; processes; formulae; programs; technical data; products; sales and marketing plans; financial information; Company-developed software; engineering designs and documentation; customer proposals, specifications and requirements; identities, lists and confidential information about customers, prospects, suppliers, vendors and key employees; personal information relating to the Company’s employees; mailing and e-mail lists (collectively, “Proprietary Information”).  Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during his employment pursuant to this Agreement or at any time thereafter, except as reasonably required or specifically requested in the course of his employment with the Company or as authorized in writing by the Company.  Notwithstanding the foregoing, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement, or any other agreement Executive has or may have to keep information confidential.  It is not a breach of this Agreement for Executive to disclose Proprietary Information pursuant to an order of a court or other governmental or legal body.

(b)Inventions Agreement and Assignment.

(i)Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (collectively, the “Inventions”) (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his duties during the period of Executive’s employment by the Company, that relate to or are useful in the business of the Company; or (B) which result from tasks assigned to Executive by the Company, or from Executive’s use of the premises or other resources owned, leased or contracted by the Company.

(ii)Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, will be the sole and exclusive property of the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries.  Executive further agrees to assist the Company in every reasonable way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries.  To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.  Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his mental or physical incapacity or any other cause,

Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive.  Executive’s obligations under this Section 6(b)(ii) will continue beyond the termination of Executive’s employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company’s request in providing such assistance.

(iii)Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. section 101).

(iv)Any provision in this Agreement requiring Executive to assign Executive’s rights in any Invention to the Company will not apply to any invention that is exempt under the provisions of California Labor Code section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.  (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

(c)[Intentionally omitted.]

(d)Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(e)Company Property and Materials.

(i)All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder

(ii)In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any laptop and/or tablet computers, cellular phones or other devices, and computer hardware and software) and all originals and electronic or physical copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined above, and Executive will neither retain, reproduce, nor distribute copies thereof (other than a copy, prepared or reviewed and approved by the Company, of Executive’s contacts in Outlook or similar electronic or physical copy address and telephone directory).

(f)Remedies for Breach. Executive acknowledges that any breach by Executive of this Section 6 would cause the Company irreparable injury and damage for which monetary damages are inadequate.  Accordingly, in the event of a breach or a threatened breach of this Section 6, the Company will be entitled to an injunction restraining such breach.  In addition, in the event of a breach of this Section 6, the Company’s obligation to pay any unpaid portion of the Severance Payment or other benefits as set forth in Sections 5(a), (d) and (e) of this Agreement will be extinguished.  Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach.  Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company.  Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly.  Executive agrees that the restrictions in this Section 6 are reasonable and necessary to protect the Company’s Proprietary Information, and they do not prevent Executive from working in the medical device industry.  To the extent that any of the provisions in this Section 6 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 6 is held to be unenforceable, the remaining provisions of this Section 6 shall be enforced as written.

7.Interpretation, Governing Law and Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).  Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within the County of Orange, state of California, and all parties to this Agreement consent to California’s jurisdiction.

8.Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

9.Severability.  In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

10.Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

11.Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested.  Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 11; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof.  Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:	STAAR Surgical Company 25651 Atlantic Ocean Drive Lake Forest, California 92630 Attn: Board of Directors
If to Executive:	Thomas Frinzi
209 Emerald Ave.
Balboa Island, CA 92662 Email: tomfrinzi@gmail.com

12.Indemnification.  The Company will indemnify Executive to the fullest extent permitted and required by the laws of the State of California.

13.Dispute Resolution.  The parties agree that all disputes, claims or controversies between them and between Executive and the Company and its successor, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a)Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.  The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b)If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, within thirty (30) days from the responding party’s response, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties.  Each party will bear his or its own attorney’s fees and witness fees.

(c)If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim between Executive and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be settled by final and binding arbitration in Orange County, California by a single arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc.

(“JAMS”), unless the parties to the dispute agree to another arbitration service or independent arbitrator.  The parties may conduct discovery to the extent permitted in a court of law pursuant to the California Code of Civil Procedure; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise.  The Company will pay the arbitrator’s fees and any administrative charges of the arbitration service,

(d)EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE IS SUBJECT TO AND ENFORCEABLE UNDER THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTIONS 1 ET SEQ.), AND WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.  THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION.  THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES.  THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

14.Representations.  Each person executing this Agreement hereby represents and warrants on behalf of himself and of the entity/individual on whose behalf he is executing the Agreement that he is authorized to represent and bind the entity/individual on whose behalf he is executing the Agreement.  Executive specifically represents and warrants to the Company that he reasonably believes (a) he is not under any contractual or other obligations that would prevent, limit or impair Executive’s performance of his obligations under this Agreement and (b) that entering into this Agreement will not result in a breach of any other agreement to which he is a party.

15.Amendments and Waivers.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16.Taxes.

(a)Withholdings.  The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.  Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)Section 280G.

In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or under any other agreement, contract, award, arrangement, etc. (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), notwithstanding the other provisions of this Agreement, or any other agreement, contract, award, arrangement, etc., such Payments shall not, in the aggregate, exceed the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or (y) the full amount of the Payments, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax, as determined in good faith by the Company’s independent auditors.  If any benefits must be cut back pursuant to this subsection (b), they shall be cut back in the following order: (A) cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options (with the latest vesting reduced first), and (C) cancellation of accelerated vesting of stock options (with the latest vesting reduced first).  If an amount in excess of the Reduced Amount is paid to Executive, he shall repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision).  The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties.

(c)Section 409A Compliance.

(i)Section 409A Six-Month Delay Rule.  If any amounts that become due under Section 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (or any successor provision), payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of his “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after six months and one day after Executive’s separation from service (the “409A Suspension Period”).  Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(ii)Interpretation.  This Agreement is intended to comply with or be exempt from Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A.  To the extent that any regulations or other guidance issued under Section 409A (after application of the previous sentence) would result Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Executive and the Company, provided it does not increase the overall expense to the Company in providing the benefits.

17.U.S. Citizenship and Immigration Services.  Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States.

18.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19.Executive’s Acknowledgement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HE RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS) AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

Executive FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS), THAT HE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO.  EXECUTIVE UNDERSTANDS THAT THE DISPUTE RESOLUTION PROVISIONS OF THIS AGREEMENT GIVE UP THE RIGHT TO A JURY TRIAL ON MATTERS COVERED BY THEM.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Thomas G. Frinzi

/s/

STAAR Surgical Company

By:  /s/

Name:

Title:

Exhibit 10.1

Exhibit A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Thomas G. Frinzi, an individual (“Executive”), and STAAR Surgical Company, a Delaware corporation, on behalf of itself and any and all affiliated entities (collectively, the “Company”).

Recitals

A.Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of [date] (the “Employment Agreement”), and currently is serving as Chief Executive Officer;

B.Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2.End of Employment. Executive’s employment with the Company and its Related Entities has ended or will end, effective as of ___________ Pacific Time, on _________________ (the “Termination Date”).

3.Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that

Exhibit 10.1

nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

4.Payments Upon Termination.  Executive will be entitled to receive payment of the following:  (i) all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 4(e) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date.  The provisions of this Agreement shall not waive or terminate any rights to compensation or vested benefits as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

5.Insurance. Executive will be provided continued coverage under the Company’s medical, dental and vision insurance benefit plans through the Termination Date, and thereafter, the Company shall reimburse Executive for the cost of continuation of such group insurance coverage for himself and his eligible dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for eighteen (18) months after the Termination Date.

(a)Severance Payment [and Change in Control Benefits]. In return for Executive’s promises in this Agreement, the Company will provide Executive with a severance payment in an amount equal to the Base Salary Executive would have earned over the next eighteen (18) months (less necessary withholdings and authorized deductions) at his then current Base Salary rate (the “Severance Payment”) The Base salary shall be in an amount no less than the Executive Base Salary set forth in paragraph 4 (a) of Executive’s Employment Agreement dated ________. [for Change in Control resignation or termination, add: plus an amount equal to Executive’s bonus, if any, for the year prior to the end of his employment and an amount equal to Executive’s target bonus for the year in which her employment ends], which will be paid in equal monthly installments over the eighteen (18) months following the Termination Date (the “Severance Period”) [OR, at the option of the Board: in a lump sum within two business days after the Effective Date], subject to Section 21??, below.

6.Effect of Revocation or Subsequent Employment.

(a)If Executive properly revokes this Agreement in accordance with Section 14 below, Executive shall not be entitled to receive the payments and benefits under Sections 5 and 6, above, except that Executive’s rights under COBRA will continue.

(b)The Company’s obligation to reimburse the premiums for Executive’s continuation insurance coverage will be extinguished as of the date Executive’s coverage begins under the group health plan of any new employer.  Executive shall promptly provide written notice to the Company after he learns he will be eligible for such insurance coverage.  If Executive violates the restrictions in Section 18, below, the

Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 18, below, shall apply.

7.Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4, 5 and 6 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to her as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 10 shall not terminate any rights Executive has under Section 3 or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

8.Status of Related Agreements and Future Employment.

(a)Agreements Between Executive and the Company. [Agreements to be scheduled at time].

(b)Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date.  In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

9.Release by Executive.

(a)Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and its Related Entities and/or hisr service as an officer of any of the

Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b)Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship.

(c)Nothing contained in this Section 10 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”).

10.Waiver of Civil Code Section 1542.

(a)Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.[If Executive is age 40 or over on Termination Date] Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

12.[Intentionally omitted].

13.Review and Revocation Rights. Executive hereby is advised of the following:

(a)Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and

(c)Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired without revocation. Executive agrees that in order to exercise her right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board of Directors of the Company (“Board”) before the close of business on the seventh calendar day after he signs this Agreement.

14.Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.

15.No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.

16.Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement.  Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof.  Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 6 of the Employment Agreement, Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board.  If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving  notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding. Further if any such cooperation requires Executive’s participation in any legal proceeding, Company will reimburse Executive for his time commensurate with his hourly rate at the time he was employed with Company. In the event Executive requires legal representation in connection with such cooperation, Company will pay for Executives legal fees.

17.Prohibited Activities.

(a)[Intentionally omitted].

(b)Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(c)Scope of Restrictions. Executive agrees that the restrictions in Sections 18 (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets.  To the extent that any of the provisions in this Section 18 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.

Executive further agrees that if any portion of this Section 18 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

18.Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 15, 17 and 18 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 19, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including Sections 15, 17 and 18, Executive shall forfeit, and the Company and its Related Entities may cease paying, any unpaid installments of the Severance Payment and providing any further medical insurance benefits under Sections 5 and 6, above.

19.Cooperation Clause.

(a)To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.

(b)For the Severance Period, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities.   The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of her duties under this Section 20.  Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel or his own legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 20 will result in irreparable harm to the Company and its Related Entities and will entitle the Company and its Related Entities to injunctive relief.

20.No Future Employment. Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

21.Tax Issues.  The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him, shall be subject to Section 16 of the Employment Agreement.

22.Non-disparagement.  Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement.  Factually accurate statements in legal or public filings shall not violate this provision.  In addition, nothing in this Section 23 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

23.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

24.Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement, except for its attorneys’ fee provision.

25.Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

26.Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

27.Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

28.Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

29.Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

30.Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

31.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

32.Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his estate.

33.Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:STAAR Surgical Company

25651 Atlantic Ocean Drive

Lake Forest, California 92630

Attn: Board of Directors

Fax No. [insert]

If to Executive:  [name]

                                 [address]

Email:
Fax No:

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

34.Miscellaneous Provisions.

(a)The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b)Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d)Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by her or it in entering into this Agreement.

(e)Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange

County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f)Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:
Thomas G. Frinzi

COMPANY:	STAAR Surgical Company
By:
Name:
Title: